CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 210  to Registration Statement No. 333-62298 on Form N-1A of our report dated October 29, 2010, relating to the financial statements and financial highlights of Trust for Professional Managers, including PMC Core Fixed Income Fund and PMC Diversified Equity Fund (the “Funds”), included in the Funds’ Annual Report on Form N-CSR of Trust for Professional Managers for the year ended August 31, 2010, and  to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
December 21, 2010